EXHIBIT 99.1

Huawei Marine Systems Co., Limited

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017

Independent Auditors’ Report
The Board of Directors
Huawei Marine Systems Co., Limited:

We have audited the accompanying consolidated financial statements of Huawei Marine Systems Co., Limited and its subsidiary, which comprise the consolidated statements of financial position as of December 31, 2017 and 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independent Auditors’ Report (continued)
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2017 and 2016, and their consolidated financial performance and their consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Other matter
The accompanying consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2015 of Huawei Marine Systems Co., Limited were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ KPMG Huazhen LLP

Shenzhen, China
April 2, 2018

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AS OF DECEMBER 31, 2016 AND 2017

	Note	2017	2016
		HK$’000	HK$’000

Assets
Property, plant and equipment	12	47,396	28,290
Intangible assets		1,109	187
Trade and other receivables	15	1,301	1,723
Other assets		169	1,156
Deferred tax assets	13(b)	30,313	35,755
Non-current assets		80,288	67,111

Inventories	14	57,492	92,755
Trade and other receivables	15	1,096,461	697,246
Available-for-sale financial assets	16	327,366	—
Cash and cash equivalents	17	239,844	370,620
Current assets		1,721,163	1,160,621
Total assets		1,801,451	1,227,732

Equity
Share capital	22	310,075	310,075
Reserves	22	4,131	(30,673)
Retained earnings/(accumulated deficit)		443,985	160,652
Total equity attributable to shareholders of the Company		758,191	440,054

Liabilities
Long-term employee benefits	19	54,840	32,603
Non-current liabilities		54,840	32,603

Current tax liabilities	13(a)	11,968	21,543
Trade and other payables	18	936,681	666,597
Provisions	20	39,771	66,935
Current liabilities		988,420	755,075

Total liabilities		1,043,260	787,678

Total equity and liabilities		1,801,451	1,227,732

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)
Revenue	6	1,912,806	1,600,999	1,572,375
Cost of sales	7(c)	(1,338,059)	(1,211,257)	(1,321,795)
Gross profit		574,747	389,742	250,580

Other income	7(a)	1,458	1,079	10,546
Selling expenses	7(c)	(61,813)	(59,636)	(45,685)
Administrative expenses	7(c)	(61,798)	(58,381)	(74,445)
Research and development expenses	7(c)	(111,675)	(76,891)	(52,847)
Other expense	7(b)	(27)	(225)	(8,856)
Operating profit		340,892	195,688	79,293

Finance income	9	1,962	15,866	31,638
Finance expenses	9	(21,837)	(554)	(1,119)
Net finance income		(19,875)	15,312	30,519
Profit before tax		321,017	211,000	109,812
Income tax (expense)/benefit	10	(37,684)	(19,806)	2,515
Profit for the year		283,333	191,194	112,327

Other comprehensive income
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit obligations, net of tax		1,252	(1,451)	(592)

Items that will be reclassified to profit or loss:
Foreign operations-foreign currency translation differences, net of nil tax		33,552	(22,652)	(10,186)
Total other comprehensive income	11	34,804	(24,103)	(10,778)
Total comprehensive income		318,137	167,091	101,549

Profit for the year attributable to:
Shareholders of the Company		283,333	191,194	112,327

Total comprehensive income attributable to:
Shareholders of the Company		318,137	167,091	101,549

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

		Attributable to Shareholders of the Company
	Note	Share capital	Share premium	Translation reserve	Other reserve	(Accumulated deficit) / retained earnings	Total equity
		HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

January 1, 2015 (unaudited)		310,075	—	4,208	—	(142,869)	171,414

Changes in equity for 2015:
Profit for the year (unaudited)		—	—	—	—	112,327	112,327
Other comprehensive income (unaudited)		—	—	(10,186)	(592)	—	(10,778)
Total comprehensive income (unaudited)		—	—	(10,186)	(592)	112,327	101,549
December 31, 2015 (unaudited) / January 1, 2016 (unaudited)		310,075	—	(5,978)	(592)	(30,542)	272,963

Changes in equity for 2016:
Profit for the year		—	—	—	—	191,194	191,194
Other comprehensive income		—	—	(22,652)	(1,451)	—	(24,103)
Total comprehensive income		—	—	(22,652)	(1,451)	191,194	167,091

December 31, 2016 / January 1, 2017		310,075	—	(28,630)	(2,043)	160,652	440,054

Changes in equity for 2017:
Profit for the year		—	—	—	—	283,333	283,333
Other comprehensive income		—	—	33,552	1,252	—	34,804
Total comprehensive income		—	—	33,552	1,252	283,333	318,137

		310,075	—	4,922	(791)	443,985	758,191

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)
Cash flows from operating activities
Profit for the year		283,333	191,194	112,327
Adjustments for
Amortization and depreciation	7(c)	7,722	5,103	7,778
Impairment for trade and other receivables	7(c)	(5,129)	6,130	7,952
(Reversal)/write down of inventories	14(b)	2,193	(5,658)	8,704
Foreign exchange gain	9	20,577	(14,680)	(31,356)
Loss on disposal of property, plant and equipment	7(b)	25	222	—
Interest income from available-for-sale debt securities	9	(1,294)	(580)	—
Income tax expense/(benefit)	10(a)	37,684	19,806	(2,515)
		345,111	201,537	102,890
Decrease/(increase) in inventories		31,728	26,158	(75,671)
(Increase)/decrease in trade and other receivables		(322,108)	(152,661)	223,563
Increase/(decrease) in trade and other payables		202,198	98,769	(178,245)
Increase in provisions		(27,164)	37,590	29,153
Increase/(decrease) in defined benefit post-employment obligation		380	1,995	(4,514)
Cash generated from operating activities		230,145	213,388	97,176
Income tax paid		(40,725)	(28,648)	(3,319)
Net cash generated from operating activities		189,420	184,740	93,857

Investing activities
Proceeds from sale of property, plant and equipment		1,202	23	26
Proceeds from redemption of available-for-sale securities		140,843	312,029	—
Proceeds from redemption of other investments		47,221	—	—
Payment for the purchase of property, plant and equipment		(12,936)	(14,613)	(9,148)
Payment for the purchase of intangible assets		(909)	(30)	(42)
Payment for purchase of available-for-sale securities		(466,279)	(312,029)	—
Payment for purchase of other investments		(47,861)	—	—
Net cash used in investing activities		(338,719)	(14,620)	(9,164)

Net increase in cash and cash equivalents		(149,299)	170,120	84,693

Cash and cash equivalents at January 1		370,620	209,761	134,176

Effect of foreign exchange rate changes		18,523	(9,261)	(9,108)

Cash and cash equivalents at December 31		239,844	370,620	209,761

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements
1.    Reporting entity
Huawei Marine Systems Co., Limited (the “Company”) is a company established in Hong Kong and the Company’s registered office is at Room 08, 9/F Tower 6, The Gateway, No. 9 Canton Road, Tsimshatsui, Kowloon, Hong Kong. These consolidated financial statements comprise the Company and its subsidiary (together referred to as the “Group”).
The principal activities of the Group are the research and development, trading and installation of submarine network equipment and software, and the provision of related services. The principal activities and other particulars of the subsidiary are set out in note 26 to these consolidated financial statements.
2.    Statement of compliance
The consolidated financial statements have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”), which collective term includes all applicable individual IFRSs, International Accounting Standards (“IASs”) and interpretations issued by the IASB.
The IASB has issued a number of new and revised IFRSs that are effective for annual periods beginning after 1 January 2017 and early application is permitted. Note 4 provides information on any changes in accounting policies resulting from initial application of these developments to the extent that they are relevant to the Group for the current and prior accounting periods reflected in these consolidated financial statements.
The consolidated financial statements were authorized for issue by the Company’s Board of Directors on March 30, 2017.
3.    Significant accounting policies
(a)    Basis of preparation of the consolidated financial statements
The consolidated financial statements have been prepared under the historical cost basis except for the fair value measurement basis of financial assets classified as available-for-sale (see note 3(j)).
In preparing these consolidated financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and reported amounts of assets, liabilities, income and expenses. Estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
Judgements made by management in the application of IFRSs that have significant effect on the consolidated financial statements and major sources of estimation uncertainty are discussed in note 5.
(b)    Functional and presentation currency
These consolidated financial statements are presented in Hong Kong dollar (HK$), which is the Company’s functional currency. All amounts are rounded to the nearest thousands unless otherwise indicated.
(c)    Basis of consolidation
(i)    Subsidiary
Subsidiary is an entity controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.
(ii)    Transactions eliminated on consolidation
Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(d)    Property, plant and equipment
(i)    Cost
Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses (see note 3(g)).
Construction in progress is transferred to property, plant and equipment when it is ready for its intended use.
Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of retirement or disposal.
(ii)    Depreciation
Depreciation is calculated to write off the cost of items of property, plant and equipment, less their estimated residual values, if any, using the straight line method over their estimated useful lives, and is generally recognized in profit or loss. The estimated useful lives for current and comparative periods are as follows:

-	Electronic equipment	3 years
-	Machinery	10 years
-	Other equipment	5 years
-	Leasehold improvements	Over the terms of the lease or 3 years of shorter

-	Construction in progress is not depreciated
If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.
Depreciation methods, useful lives and residual values are reviewed at each reporting date, and adjusted if appropriate.
(iii)    Subsequent expenditure
Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.
(e)    Intangible assets
(i)    Intangible assets other than goodwill
Intangible assets that are acquired by the Group are stated at cost less accumulated amortization and impairment losses (see note 3(g)).
(ii)    Amortization

Amortization of intangible assets with finite useful lives is generally recognised in profit or loss on a straight-line basis over the assets’ estimated useful lives. The following intangible assets with finite useful lives are amortized from the date they are available for use and their estimated useful lives for current and comparative periods are as follows:

•	Patents 15-20 years
Amortization methods, useful lives and residual values are reviewed at each reporting date, and adjusted if appropriate.
(iii)    Research and development
Research and development costs comprise all costs that are directly attributable to research and development activities or that can be allocated on a reasonable basis to such activities. Because of the nature of the Group’s research and development activities, the criteria for the recognition of such costs as assets are generally not met until late in the development stage of the project when the remaining development costs are immaterial. Hence both research costs and development costs are generally recognized as expenses in profit or loss in the period in which they are incurred.

(f)    Leased assets
The Groups’ leases are operating leases which do not transfer substantially all the risks and rewards of ownership to the Group. Assets held under operating leases are not recognised in the Group’s consolidated statement of financial position.
Payments made under operating leases are recognised in profit or loss on a straight-line basis over the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased asset. Lease incentives received are recognized as an integral part of the aggregate part of the total lease expense, over the term of the lease.
Contingent rentals are charged to profit or loss in the accounting period in which they are incurred.
(g)    Impairment of assets
(i)    Impairment of financial assets
Receivables and available for-sale financial assets are reviewed at the end of each reporting period to determine whether there is objective evidence of impairment.

Objective evidence of impairment includes observable data that comes to the attention of the Group about one or more of the following loss events:

•significant financial difficulty of the debtor or issuer;
•a breach of contract, such as a default or delinquency in contractual payments;
•it becoming probable that the debtor or issuer will enter bankruptcy or other financial reorganization;

•	significant changes in the technological, market, economic or legal environment that have an adverse effect on the debtor or issuer;

•	a general decline in the ability of a group of financial assets to make payments when due; and

•	a significant or prolonged decline in the fair value of an investment in equity instrument below its cost.
Assets are tested for impairment individually and collectively. For assets measured at amortised cost, where there is objective evidence that a financial asset or a group of financial assets is impaired the Group recognizes an impairment loss using an allowance account representing the difference between the carrying amount and the present value of estimated future cash flows, discounted at the financial assets’ original effective interest rate. When assets are assessed collectively, they are grouped on the basis of similar credit characteristics.
Impairment losses are subsequently reversed if in a subsequent period the amount of an impairment loss decreases and the decrease can be linked objectively to an event occurring after the impairment loss was recognized.
Where an available-for-sale debt security is deemed to be impaired, cumulative fair value losses recognized in the available-for-sale reserve are reclassified to profit or loss. Losses are reversed if a subsequent increase in fair value can be objectively related to an event occurring after the impairment loss was recognized.
(ii)    Impairment of other assets
Internal and external sources of information are reviewed at the end of each reporting period to identify indications that non-financial assets, including property plant and equipment and intangible assets, may be impaired. If any such indications exist, then the assets’ recoverable amounts are estimated.
Other assets are impaired and an impairment loss is recognized in profit or loss where the recoverable value of the asset is less than its carrying amount, and reversed where there has been a favourable change in the recoverable amount.
The recoverable amount of an asset or group of assets is the greater of its fair value less costs of disposal and value in use. Value in use is based on the estimated future cash flows from the asset or, where the asset does not generate independent cash flows independent of other assets, a group of assets, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.
Impairment losses are recognised in profit or loss.
(h)    Inventories
Inventories are carried at the lower of cost and net realizable value.
Cost is calculated based on the standard cost method with periodic adjustments of cost variance to arrive at the actual cost, which approximates weighted average cost. Cost includes expenditures incurred in acquiring the inventories and bringing them to their present location and condition. The cost of manufactured inventories and work in progress includes an appropriate share of overheads based on normal operating capacity.
Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.
When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.
(i)    Construction contracts
Construction contracts are contracts specifically negotiated with a customer for the construction of an asset or a group of assets, where the customer is able to specify the major structural elements of the design. The accounting policy for contract revenue is set out in note 3(o)(ii). When the outcome of a construction contract can be estimated reliably, contract costs are recognized as an expense by reference to the stage of completion of the contract at the end of the reporting period. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized as an expense immediately. When the outcome of a construction contract cannot be estimated reliably, contract costs are recognized as an expense in the period in which they are incurred.
Construction contracts in progress at the end of the reporting period are recorded at the net amount of costs incurred plus recognized profit less recognized losses and progress billings, and are presented in the statement of financial position as the “Gross amount due from customers for contract work” (as an asset) or the “Gross amount due to customers for contract work” (as a liability), as applicable. Progress billings not yet paid by the customer are included under “Trade and other receivables”. Amounts received before the related work is performed are presented as “Advances received” under “Trade and other payables”.
(j)    Financial instruments
(i)    Recognition and derecognition
Financial instruments, comprising financial assets and financial liabilities are recognized in the consolidated statement of financial position when the Group becomes a party to the contractual provisions of the instrument.
(i)    Recognition and derecognition (continued)
The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or where it neither transfers nor retains substantially all of the risks and rewards of ownership and loses control. When control is retained, the Group continues to recognize the financial asset to the extent of its continuing involvement.
The Group derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expire.
Financial assets and financial liabilities are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Group currently has a legally enforceable right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

(ii)    Classification and Measurement

All financial assets and liabilities are initially recognized at fair value, which is usually the transaction price including, where appropriate, transaction costs. Subsequently, measurement depends on their classification as follows:

•	Receivables

Receivables including trade receivables are measured at amortized cost using the effective interest method less any impairment (see note 3(g)). Interest income is included in finance income.

•	Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets and are recognized initially at fair value plus any directly attributable transaction costs. At the end of each reporting period the fair value is remeasured, with any resultant gain or loss being recognized in other comprehensive income and accumulated separately in equity in the available-for-sale reserve, if any. When these assets are derecognized or impaired (see note 3(g)), the cumulative gain or loss is reclassified from equity to profit or loss.
Dividends on available-for-sale equity securities are recognized in finance income when the right to receive dividends has been established.

•	Financial liabilities
Financial liabilities are stated at amortized cost using the effective interest method. Interest is included in finance expenses.
(k)    Cash and cash equivalents
For the purpose of the consolidated statement of cash flow, cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are also included as a component of cash and cash equivalents for the purpose of the cash flow statement.
(l)    Employee benefits
(i)    Short term employee benefits, contributions to defined contribution retirement plans and other long-term employee benefit
Salaries, performance incentive unit plan, annual bonuses, paid annual leave, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.
(ii)    Defined benefit obligations
The Group’s obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine the present value at the end of the reporting period. The calculation is performed by management using the projected unit credit method.
Service cost and interest cost on defined benefit obligations are recognized in profit or loss. Current service cost is measured as the increase in the present value of the defined benefit obligations resulting from employee service in the current period. When the benefits of a plan are changed, or when a plan is curtailed, the portion of the changed benefit related to past service by employees, or the gain or loss on curtailment, is recognized as an expense in profit or loss at the earlier of when the plan amendment or curtailment occurs and when related restructuring costs or termination benefits are recognized. Interest cost on the defined benefit obligations for the period is determined by applying the discount rate used to measure the defined benefit obligations at the beginning of the reporting period to the defined benefit obligations. The discount rate is the yield at the end of the reporting period on high quality corporate bonds that have maturity dates approximating the terms of the Group’s obligations.
Remeasurements arising from defined benefit plans are recognized immediately in other comprehensive income and shall not be reclassified to profit or loss in a subsequent period. Remeasurements include actuarial gains and losses.
(m)    Income tax
Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognized in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognized in other comprehensive income or directly in equity, respectively.
Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.
Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.
Apart from differences which arise on initial recognition of assets and liabilities, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilized.

The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences relating to investments in subsidiary to the extent that, in the case of taxable differences, the Group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.
The amount of deferred tax recognized is measured based on the expected manner of realization or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax assets and liabilities are not discounted.
The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available.
Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the Group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

•	in the case of current tax assets and liabilities, the Group intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or

•	in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

•	the same taxable entity; or

•
different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realize the current tax assets and settle the current tax liabilities on a net basis or realize and settle simultaneously.

(n)    Provisions and contingent liabilities
Provisions are recognized for other liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.
Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be reliably estimated, disclosure is made of the contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.
The main types of provisions are as follows:
(i)    Provision for warranties
The Group provides warranty on its products for a period typically covering 12 to 24 months. The Group estimates the costs that may be incurred under its warranty obligations and records a liability in the amount of such costs when revenue is recognized. Warranty costs generally include parts, labour costs and service centre support. Factors that affect the Group’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims. The Group periodically reassesses its warranty liabilities and adjusts the amounts as necessary.
(ii)    Provision for onerous contracts
A provision for onerous contracts is recognized when the expected benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Group recognizes any impairment loss on the assets associated with that contract.
(o)    Revenue recognition
Revenue is measured at the fair value of the consideration received or receivable. Where it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows:
(i)    Sale of goods and provision of services
Revenue from sale of goods is recognized when the significant risks and rewards of ownership of goods have been transferred to the buyer. Revenue from provision of services is recognized at the time when the services are provided. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due, associated costs or the possible return of goods. Revenue excludes value added tax or other sales taxes and is after deduction of any trade discounts.
(ii)    Contract revenue
When the outcome of a construction contract can be estimated reliably, revenue from a fixed price contract is recognized using the percentage of completion method, measured by reference to the percentage of contract costs incurred to date to estimated total contract costs for the contract.
If the outcome of a construction contract cannot be estimated reliably, revenue is recognized only to the extent of contract costs incurred that are likely to be recoverable.
(iii)    Government grants
Government grants are recognized in the consolidated statement of financial position only when there is reasonable assurance that they will be received and that the Group will comply with the conditions associated with the grant. Grants that compensate the Group for expenses incurred are recognized as other income in profit or loss on a systematic basis in the same periods in which the expenses are incurred.
(iv) Interest income
Interest income is recognized as it accrues using the effective interest method.
(p)    Foreign currency
(i)    Foreign currency transactions
Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rates at the dates of the transactions.
Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss.
(ii)    Foreign operations
The results of foreign operations are translated into the presentation currency of the Group (HK$) at the exchange rates approximating the foreign exchange rates ruling at the dates of the transactions. Statement of financial position items are translated into HK$ at the exchange rates at the end of the reporting period. The resulting exchange differences are recognized in other comprehensive income and accumulated separately in equity in the translation reserve.
(q)    Related parties
(a)    A person, or a close member of that person’s family, is related to the Group if that person:
(i)    has control or joint control over the Group;
(ii)    has significant influence over the Group; or
(iii)    is a member of the key management personnel of the Group or the Group’s parent.
(b)    An entity is related to the Group if any of the following conditions applies:
(i)    The entity and the Group are members of the same Group (which means that each parent, subsidiary and fellow subsidiary is related to the others).
(ii)    One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a Group of which the other entity is a member).
(b)    An entity is related to the Group if any of the following conditions applies (continued):

(iii)    Both entities are joint ventures of the same third party.
(iv)    One entity is a joint venture of a third entity and the other entity is an associate of the third entity.
(v)    The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group.
(vi)    The entity is controlled or jointly controlled by a person identified in (a).
(vii)    A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).
(viii)    The entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the Group’s parent.
Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.
4.    Changes in accounting policies
The IASB has issued a number of amendments to existing standards that are first effective for the current accounting period of the Group. None of these developments have had a material effect on how the Group’s results and financial position for the current or prior periods have been prepared or presented.
The Group has not early adopted any new or amended standards that is not yet effective for the current accounting period in preparing these consolidated financial statements.
5.    Accounting judgements and estimates
Sources of estimation uncertainty
Note 19 and 23 contains information about the assumptions and the risk factors relating to valuation of defined benefit obligations and financial instruments. Other key sources of estimation uncertainty are as follows:
(a)    Provision for warranties
As explained in note 20, the Group makes provisions under the warranties it gives on sale of its products taking into account the Group’s recent claim experience and anticipated claim rates for its products. As the Group is continually upgrading its product designs and launching new models, it is possible that the recent claim experience is not indicative of future claims that it will receive in respect of past sales. Any increase or decrease in the provision would affect profit or loss in future years.
(b)    Construction contracts
Revenues from contracts involving solutions achieved through construction of entire telecommunication networks are recognized on the percentage of completion basis when the outcome of contract can be estimated reliably. Based on the Group’s recent experience and the nature of the construction activities undertaken by the Group, the Group makes estimates of the point at which it considers the work is sufficiently advanced such that the costs to complete and revenue can be reliably estimated. As a result, until this point is reached the amounts due from customers for contract work as disclosed in note 21 will not include profits which the Group may eventually realize from the work done to date. In addition, actual outcomes in terms of total cost or revenue may be higher or lower than estimated at the end of the reporting period, which would affect the revenue and profit recognized in future years as an adjustment to the amounts recorded to date.
(c)    Impairment of receivables
As described in note 23(b), credit risks of customers are regularly assessed with reference to the estimated future cash flow of an individual debtor or a portfolio of debtors and changes in the financial condition that have an adverse effect on the debtor, and allowances are recorded for estimated losses. If the financial conditions of customers were to deteriorate/improve, additional/reversal of allowance may be required in future periods.
(d)    Net realizable value of inventories
Net realizable value of inventories is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. These estimates are based on the current market condition and the historical experience of distributing and selling products of similar nature. It could change significantly as a result of competitor actions in response to severe industry cycles or other changes in market condition. Management will reassess the estimations at the end of each reporting period.
(e)    Depreciation and amortization
Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives, after taking into account the estimated residual value. The Group reviews annually the useful life of an asset and its residual value, if any. Intangible assets with finite useful life are amortized on a straight-line basis over the estimated useful lives. Both the period and method of depreciation and amortization are reviewed annually. The depreciation and amortization expenses for future periods are adjusted if there are significant changes, such as operational efficiency or changes in technologies from previous estimates.
(f)    Impairment losses of property, plant and equipment and intangible assets
Property, plant and equipment and intangible assets are reviewed periodically to assess whether impairment losses exist. In determining whether an impairment exists, the Group has to exercise judgement particularly in assessing whether the carrying value of an asset can be supported by the net present value of future cash flows which are estimated based upon the continued use of the asset; and the appropriate key assumptions to be applied in preparing cash flow projections including whether these cash flow projections are discounted using an appropriate rate. Changes in the assumptions selected by management to determine the level of impairment, including the discount rates or the growth rate assumptions in the cash flow projections, could materially affect the net present value used in the impairment test.
(g)    Other provisions
The Group makes provisions for onerous contracts based on project budgets, contract terms, available knowledge and past experience. The Group recognizes provisions to the extent that it has a present legal or constructive obligation as a result of a past event; that it is probable that an outflow of resources will be required to settle the obligation; and that the amount can be reliably estimated.

6. Revenue

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)
Sale of goods	1,525,894	870,195	1,358,956
Provision of services	227,639	337,441	213,419
Construction contract revenue	159,273	393,363	—
	1,912,806	1,600,999	1,572,375

The Group’s customer base is diversified and includes two customers, with whom transactions have exceeded 10% of the Group’s revenues, which have been included in the revenue from related parties as disclosed in note 25(d). In 2017, revenues from sales to these two customers accounted for approximately 69% of the Group’s total revenue.
Geographic information
The following table sets out information about the geographical locations of the Group’s revenue from external customers. The geographical locations of customers are based on the location at which the services were provided or the goods delivered.

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)

Asia Pacific (other than China)	783,576	640,038	281,330
China	804,277	444,577	681,413
Europe, the Middle East and Africa	212,439	342,965	437,432
Others	112,514	173,419	172,200
	1,912,806	1,600,999	1,572,375

7. Income and other expenses

(a)    Other income

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)

Government grants		661	1,010	2,657
Forfeiture of advances received from a customer	(i)	—	—	7,737
Others		797	69	152
		1,458	1,079	10,546

(i)	Forfeiture of advances received from a customer was because the customer cancelled the contract.

(b)    Other expenses

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)

Net loss on disposal of property, plant and equipment and intangible assets		25	222	—
Write-off of prepayments	(i)	—	—	7,737
Penalty		2	3	1,113
Others		—	—	6
		225	225	8,856

(i) Prepayment made to a supplier was written off due to cancellation of contract by the Group.

(c)    Expenses by nature

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)
Cost of materials and services		1,376,894	1,158,944	1,297,639
Employee benefits	8	200,781	178,510	130,495
Amortization and depreciation		7,722	5,103	7,778
Impairment losses		(5,129)	6,130	7,952
(Reversal) / accrual of provisions	20(a)	(17,335)	41,316	30,237
Operating lease charges		10,432	16,162	20,671
Total cost of sales, research and development expenses, selling expenses and administrative expenses		1,573,365	1,406,165	1,494,772

8. Employee benefits

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)

Salaries, wages and other benefits		133,895	127,383	110,116
Performance Incentive Unit Plan (PIUP)		40,513	27,375	—
Post-employment plans
- Defined benefit plan	19(a)	5,507	5,273	3,912
- Defined contribution plans		20,866	18,479	16,467
		200,781	178,510	130,495
Defined contribution plans
The Group contributes to defined contribution retirement plans for eligible employees. The plans are managed by the government in the countries where the employees are employed. Contribution levels are determined by the relevant laws and regulations concerned.
PIUP
PIUP is a long-term bonus plan for eligible employees based on employee performance in the Group. Under PIUP, bonuses are determined at the discretion of the Group and are to be paid to employees within a period of three years. For the bonus determined in 2017 under PIUP, employees are entitled to receive 50% of the bonuses by end of 2018 and the remaining 50% at the end of the 3-year period in cash.

9. Finance income and expenses

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)

Interest income		(668)	(606)	(282)
Net foreign exchange gain		—	(14,680)	(31,356)
Interest income from available-for-sale debt securities		(1,294)	(580)	—
Finance income		(1,962)	(15,866)	(31,638)

Other interest expense		618	22	221
Interest cost on defined benefit obligations	19(a)	642	532	898
Net foreign exchange loss		20,577	—	—
Finance expenses		21,837	554	1,119
Net finance income		19,875	(15,312)	(30,519)

10. Income tax expense / (benefit)

(a) Income tax expense / (benefit) recognized in profit or loss

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)

Current tax
Provision for the year		29,961	40,569	13,934
Deferred tax
Origination and reversal of temporary differences	13(b)	7,723	(20,763)	(16,449)
		37,684	19,806	(2,515)

(b) Reconciliation between tax expense / (benefit) recognized in profit or loss and accounting profit at applicable tax rates

	Note	2017	2016	2015
		HK$’000	HK$’000	HK$’000
				(Unaudited)

Profit before tax		321,017	211,000	109,812
Income tax on profit before taxation, at applicable rates	(i)	40,594	22,703	19,755
Tax effect of non-deductible expenses		323	291	4,366
Additional deduction for research and development expenses		(4,109)	(3,250)	(2,824)
Tax effect of temporary difference unrecognized as deferred tax assets (utilized) / incurred		(1,034)	(1,679)	1,597
Tax effect of (utilization)/addition of unused tax losses not recognized		—	—	(15,855)
Reassessment of prior years’ deductible temporary differences		1,910	1,741	(9,554)
Income tax expense/(benefit)		37,684	19,806	(2,515)

(i) The provision for Hong Kong Profits Tax is calculated at 16.5% of the estimated assessable profits for the year.

Pursuant to the rules and regulations applicable to advanced technology enterprises established in the People’s Republic of China (the “PRC”), Huawei Marine Networks Co., Ltd., the Company’s PRC subsidiary, is subject to the PRC corporate income tax at a preferential tax rate of 15%.

11. Other comprehensive income

(a)    Details of each component of other comprehensive income

							2015
	2017			2016			(Unaudited)
	Before-tax amount	Tax benefit/ (expense)	Net-of-tax amount	Before-tax amount	Tax benefit/ (expense)	Net-of-tax amount	Before-tax amount	Tax benefit/ (expense)	Net-of-tax amount
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(Note 14(a))			(Note 14(a))			(Note 14(a))
Remeasurement of defined benefit obligations, net of tax	1,304	(52)	1,252	(1,540)	89	(1,451)	(720)	128	(592)
Foreign operations-foreign currency translation differences, net of nil tax	33,552	—	33,552	(22,652)	—	(22,652)	(10,186)	—	(10,186)
	34,856	(52)	34,804	(24,192)	89	(24,103)	(10,906)	128	(10,778)

12. Property, plant and equipment

	Electronic equipment	Machinery	Other equipment	Leasehold improvements	Construction in progress	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
Cost:
At January 1, 2015 (unaudited)	42,439	9,547	7,696	17,786	2	77,470
Additions (unaudited)	3,525	2,909	1,277	—	—	7,711
Transferred from construction in progress (unaudited)	2	—	—	—	(2)	0
Disposals (unaudited)	(1,470)	—	(2,096)	(403)	—	(3,969)
Exchange adjustments (unaudited)	(2,043)	(539)	(332)	(815)	—	(3,729)
At December 31, 2015 (unaudited)	42,453	11,917	6,545	16,568	—	77,483

At January 1, 2016 (unaudited)	42,453	11,917	6,545	16,568	—	77,483
Additions	3,932	6,660	337	40	6,896	17,865
Transferred from construction in progress	—	818	—	6,078	(6,896)	—
Disposals	(4,641)	—	—	—	—	(4,641)
Exchange adjustments	(2,706)	(1,100)	(437)	(1,340)	—	(5,583)
At December 31, 2016	39,038	18,295	6,445	21,346	—	85,124

At January 1, 2017	39,038	18,295	6,445	21,346	—	85,124
Additions	16,357	8,043	18	—	875	25,293

Transferred from construction in progress	—	—	—	875	(875)	—
Disposals	(924)	(322)	(1,663)	—	—	(2,909)
Exchange adjustments	3,430	1,625	412	1,620	—	7,087
At December 31, 2017	57,901	27,641	5,212	23,841	—	114,595

Accumulated depreciation:

At January 1, 2015 (unaudited)	37,085	2,631	3,139	15,810	—	58,665
Charge for the year (unaudited)	2,074	2,899	1,123	1,544	—	7,640
Written back on disposal (unaudited)	(1,396)	—	(1,991)	—	—	(3,387)

Exchange adjustments (unaudited)	(1,749)	(216)	(118)	(786)	—	(2,869)
At December 31, 2015 (unaudited)	36,014	5,314	2,153	16,568	—	60,049

At January 1, 2016 (unaudited)	36,014	5,314	2,153	16,568	—	60,049
Charge for the year	2,263	1,109	1,104	596	—	5,072
Written back on disposal	(4,384)	—	—	—	—	(4,384)
Exchange adjustments	(2,228)	(392)	(188)	(1,095)	—	(3,903)
At December 31, 2016	31,665	6,031	3,069	16,069	—	56,834

At January 1, 2017	31,665	6,031	3,069	16,069	—	56,834
Charge for the year	3,306	2,145	947	1,292	—	7,690
Written back on disposal	(826)	(95)	(790)	—	—	(1,711)
Exchange adjustments	2,412	518	231	1,225	—	4,386
At December 31, 2017	36,557	8,599	3,457	18,586	—	67,199

Net book value:
At December 31, 2017	21,344	19,042	1,755	5,254	—	47,396
At December 31, 2016	7,373	12,264	3,376	5,277	—	28,290
At December 31, 2015 (unaudited)	6,439	6,603	4,392	—	—	17,434

13. Income tax in the consolidated statement of financial position

(a)    Current taxation in the consolidated statement of financial position represents:

HK$’000

At January 1, 2016 (unaudited)	10,729
Provision for Income Tax for the year	40,569
Tax paid	(28,648)
Exchange adjustments	(1,107)
At December 31, 2016	21,543

At January 1, 2017	21,543
Provision for Income Tax for the year	29,961
Tax paid	(40,725)
Exchange adjustments	1,189
At December 31, 2017	11,968

(b)    Deferred tax assets and liabilities recognized:

(i)    Movement of each component of deferred tax assets and liabilities

The components of deferred tax assets/(liabilities) recognized in the consolidated statement of financial position and the movements during the year are as follows:

Deferred tax arising from:	Defined benefit obligations	Accrued expense and other payables	Provision for warranties and onerous contracts	Depreciation of property, plant and equipment	Impairment loss of inventories	Impairment loss of trade and other receivables	Interest receivable	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

At January 1, 2015 (unaudited)	—	—	—	(26)	—	—	—	(26)
Exchange adjustment (unaudited)	3	84	47	(1)	22	—	—	155
Credited/(charged) to profit or loss (unaudited) (note 10(a))	2,394	7,817	4,355	(186)	2,069	—	—	16,449
Credited to reserves (unaudited) (note 11(a))	128	—	—	—	—	—	—	128
						—	—
At December 31, 2015 (unaudited)	2,525	7,901	4,402	(213)	2,091	—	—	16,706

At January 1, 2016 (unaudited)	2,525	7,901	4,402	(213)	2,091	—	—	16,706
Exchange adjustment	(132)	(1,008)	(498)	28	(157)	(36)	—	(1,803)
Credited/(charged) to profit or loss (note 10(a))	(970)	14,321	6,136	(424)	647	1,053	—	20,763
Credited to other comprehensive income (note 11(a))	89	—	—	—	—	—	—	89

At December 31, 2016	1,512	21,214	10,040	(609)	2,581	1,017	—	35,755

At January 1, 2017	1,512	21,214	10,040	(609)	2,581	1,017	—	35,755
Exchange adjustment	149	1,439	564	(66)	201	46	—	2,333
Credited/(charged) to profit or loss (note 10(a))	1,096	(3,134)	(4,639)	(582)	329	(773)	(20)	(7,723)
Credited to other comprehensive income (note 11(a))	(52)	—	—	—	—	—	—	(52)
							—
At December 31, 2017	2,705	19,519	5,965	(1,257)	3,111	290	(20)	30,313

(ii)    Reconciliation to the consolidated statement of financial position

	2017	2016
	HK$’000	HK$’000

Net deferred tax assets recognized in the consolidated statement of financial position	30,313	35,755
	30,313	35,755

(c) Unrecognized deferred tax assets
In accordance with the accounting policy set out in note 3(m), as at December 31, 2016, deferred tax assets were not recognized in relation to certain unused tax losses and other deductible temporary differences as it was not considered probable that future taxable profits against which deductible temporary differences would be available. The unrecognized unused tax losses and deductible temporary differences are analysed as follows:

	2017	2016
	HK$’000	HK$’000

Deductible temporary differences	—	7,579
	—	7,579

At December 31, 2017, all deferred tax assets have been recognised based on the Group’s future taxable profit forecast.
(d)    Unrecognized deferred tax liabilities.
At December 31, 2017, there was a deferred tax liability of HK$ 25,454,000 (2016: HK$ 3,341,000) for temporary differences of HK$254,537,000 (2016: HK$ 33,414,000) related to undistributed earnings of the Group’s PRC subsidiary. However, this liability was not recognized because the Group controls the dividend policy of its subsidiary - i.e. the Group controls the timing of reversal of the related taxable temporary differences and management is satisfied that they will not reverse in the foreseeable future.
Deferred tax assets have not been recognized in respect of certain provisions for impairment losses and other provisions as it is not probable that future taxable profits against which deductible temporary differences will be available.

14. Inventories

(a)    Analysis of Inventories by category

	2017	2016
	HK$’000	HK$’000

Raw materials	48,916	53,171
Finished goods	29,317	56,790

Sub-total	78,233	109,961

Less: Provision for impairment of inventories	(20,741)	(17,206)

Total	57,492	92,755
The Group’s finished goods also include inventories of HK$ 11,330,000 (2016: HK$ 31,672,000) that were delivered to the customers’ locations but not yet accepted by the customers.
As at 31 December 2017 and 2016, the Group did not hold any inventories pledged as collateral for liabilities or contingent liabilities.

(b) Analysis of provision for impairment of inventories

	Raw materials	Finished goods	Total
	HK$’000	HK$’000	HK$’000

At January 1, 2017	10,251	6,955	17,206
Exchange adjustment	864	478	1,342
Provision / (reversals) during the year	3,045	(852)	2,193
At December 31, 2017	14,160	6,581	20,741

At January 1, 2016 (unaudited)	15,520	8,652	24,172
Exchange adjustment	(802)	(506)	(1,308)
Reversals during the year	(4,467)	(1,191)	(5,658)
At December 31, 2016	10,251	6,955	17,206

At January 1, 2015 (unaudited)	10,635	5,885	16,520
Exchange adjustment (unaudited)	(653)	(399)	(1,052)
Provision during the year (unaudied)	5,538	3,166	8,704
At December 31, 2015 (unaudited)	15,520	8,652	24,172
Provision for impairment of inventories is recognised to write down the carrying amounts of inventories to their net realisable values.

(c)    Amount of inventories recognized as an expense and included in profit or loss:

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)
Carrying amount of inventories sold	950,456	599,205	965,546
Write-down of inventories	2,193	—	8,704
Reversal of write-down of inventories	—	(5,658)	—
	952,649	593,547	974,250

15. Trade and other receivables

		2017	2016
		HK$’000	HK$’000

Trade receivables
Trade receivables due from third parties		70,214	72,570
Less: allowance for doubtful debts	15(b)	(2,000)	(6,819)
		68,214	65,751
Trade receivables due from related parties		740,728	494,382
		808,942	560,133
Other receivables
Advance to suppliers-third parties		235,980	77,692
Advance to suppliers-related parties		35,324	36,375
Other receivables due from third parties		3,296	3,057
Other receivables due from related parties		128	23
Tax related assets		14,092	3,651
		1,097,762	680,931
Gross amount due from customers for contract work (note 19)		—	18,038
		1,097,763	698,969
Non-current portion		1,301	1,723
Current portion		1,096,461	697,246
		1,097,762	698,969

The amounts due from related parties are unsecured, non-interest bearing and have no fixed repayment term.

As at 31 December 2017 and 2016, the Group did not hold any trade receivables pledged as collateral for liabilities or contingent liabilities.

(a)Ageing analysis

As of the end of the reporting period, the ageing analysis of trade receivables is as follow:

	2017	2016
	HK$’000	HK$’000

Not past due	452,984	164,049
Less than 1 year past due	206,107	343,605
Over 1 year past due	149,850	52,479
At December, 31	808,941	560,133

(b)    Impairment of trade receivables due from third parties

Impairment losses in respect of trade receivables due from third parties are recorded using an allowance account unless the Group is satisfied that recovery of the amount is remote, in which case the impairment loss is written off against the trade receivables due from third parties directly.

The movement in the allowance for impairment in respect of trade receivables due from third parties during the year, including both specific and collective loss component, is as follows:

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)
At January 1	6,819	749	2,836
Impairment loss recognized	(5,118)	6,380	7,686
Uncollectible amounts written-off	—	—	(9,711)
Exchange adjustment	299	(310)	(62)
At December 31	2,000	6,819	749

(c)    Other trade receivables that are not impaired

The aging analysis of other trade receivables that are neither individually nor collectively considered to be impaired are as follows:

	2017	2016
	HK$’000	HK$’000

Neither past due nor impaired	452,984	164,049

Receivables that are neither past due nor impaired relate to a wide range of customers for whom there was no recent history of default.

16. Available-for-sale financial assets

	2017	2016
	HK$’000	HK$’000

Money market funds	327,366	0
The money market funds comprise investments in cash, fixed deposits, certificate of deposit and securities with terms of maturity greater than three months but less than one year.

As at 31 December 2017 and 2016, the Group did not hold any investments pledged as collateral for liabilities or contingent liabilities.

17. Cash and cash equivalents

	2017	2016
	HK$’000	HK$’000

Deposits with banks	192,800	370,620
Highly liquid short-term investments	47,044	0
	239,844	370,620
As at 31 December 2017, the Group held short-term investments of HK$ 47,044,000 (2016: HK$ Nil ) which were classified as cash equivalents. These short-term investments were highly liquid, readily convertible into known amounts of cash and were subject to an insignificant risk of changes in value having been within three months of maturity at acquisition, including money market funds that are comprised of investments in commercial paper and fixed deposits.

As at 31 December 2017 and 2016, the Group did not hold any cash and cash equivalents pledged as collateral for liabilities or contingent liabilities.

18. Trade and other payables

	2017	2016
	HK$’000	HK$’000

Trade payables	312,551	246,283
Other payables	4,686	3,784
Accrued expenses	37,038	39,088
Advances received	27,026	27,461
Staff benefit payable	93,458	67,313
Other tax payable	1,337	9,877
Amounts due to related parties	460,585	272,791
	936,681	666,597

All of the trade and other payables are expected to be settled within one year or are repayable on demand. The amounts due to related parties are unsecured, non-interest bearing and have no fixed repayment term.

19. Long-term employee benefits

		2017	2016
	Note	HK$’000	HK$’000

Defined benefit obligations	(a)	18,033	17,653
Other long-term employee benefits	(b)	36,807	14,950
		54,840	32,603

(a) Defined benefit plan

The Group launched a defined benefit post-employment plan to improve the benefits available to employees. The plan covers employees employed under the entity of the Group incorporated in the PRC. Under the plan, a lump sum benefit calculated based on salary and number of service years is payable to the employees upon termination of service. The plan is managed by the Group and is unfunded.

The plan exposes the Group to actuarial risks, such as interest rate risk and longevity risk. Information about the plan is disclosed below:

(i)The amounts recognized in the consolidated statement of financial position are as follows:

	2017	2016
	HK$’000	HK$’000

Present value of obligations	18,033	17,653

(ii)Movement in the present value of the defined benefit obligations

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)

At January 1	17,653	16,830	21,344
Remeasurement	(1,304)	1,540	720
	16,349	18,370	22,064

Benefits paid by the plan	(5,483)	(5,034)	(9,019)
Current service cost	5,507	5,273	3,912
Interest cost	642	532	898
Transfer to related parties	(248)	(339)	(619)
Transfer from related parties	11	—	470
Exchange adjustment	1,255	(1,149)	(876)
At December 31	18,033	17,653	16,830

(iii)    Amounts recognized in the consolidated statement of profit or loss and comprehensive income are as follows:

	Note	2017	2016	2,015
		HK$’000	HK$’000	HK$’000
				(Unaudited)

Current service cost	8	5,507	5,273	3,912
Interest cost	9	642	532	898
Total amounts recognized in profit or loss		6,149	5,805	4,810
Remeasurement recognized in other comprehensive income	11(a)	(1,304)	1,540	720
Total defined benefit costs		4,845	7,345	5,530

(iv)    Significant actuarial assumptions (expressed as weighted averages) and sensitivity analysis are as follows:

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)

Discount rate	5.26%	3.51%	3.75%
Future salary increases	6.00%	9.57%	5.00%

The below analysis shows how the defined benefit obligations would have increased / (decreased) as a result of 1% change in the significant actuarial assumptions:

	Increase in 1%			Decrease in 1%
	2017	2016	2015	2017	2016	2015
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
			(Unaudited)			(Unaudited)

Discount rate	(504)	(531)	(421)	530	561	443
Future salary increases	193	233	155	(186)	(224)	(149)

The sensitivity analysis is based on the assumption that changes in actuarial assumptions are not correlated and therefore it does not take into account the correlations between the actuarial assumptions.

(b)    Other long-term employee benefits

Other long-term employee benefits are mainly the long-term benefits payable under the PIUP (note 8) and long-term payable with respect to unused staff annual leave.

20. Provisions

	Note	2017	2016
		HK$’000	HK$’000

Provision for warranties	(b)	—	37,621
Onerous contracts		39,771	29,314
		39,771	66,935

(a) Movement in provisions during the year is shown as below:

	Provision for warranties	Onerous contracts	Total
	HK$’000	HK$’000	HK$’000
At January 1, 2017	37,621	29,314	66,935
Exchange adjustment	723	2,375	3,098
Provisions (reversal) / accrual of provisions	(25,417)	8,082	(17,335)
Provisions utilised	(12,927)	—	(12,927)
At December 31, 2017	—	39,771	39,771

At January 1, 2016 (unaudited)	17,091	12,254	29,345
Exchange adjustment	(2,107)	(1,619)	(3,726)
Provisions (reversal) / accrual of provisions	22,637	18,679	41,316
At December 31, 2016	37,621	29,314	66,935

At January 1, 2015 (unaudited)	192	—	192
Exchange adjustment (unaudited)	(632)	(452)	(1,084)
Provisions (reversal) / accrual of provisions	17,531	12,706	30,237
At December 31, 2015 (unaudited)	17,091	12,254	29,345

(b) Provision for warranties

The provision for warranties relates primarily to equipment sold during the year. The provision is determined based on estimates made from historical warranty data associated with similar products and anticipated rates of warranty claims for the products.

The Group reversed all of the outstanding provisions for warranties for the year ended 31 December 2017 following negotiations between the Group and its customers for its warranty obligations under certain contracts which resulted in either a direct release of the relevant legal obligation by the customer or assumption of the corresponding legal obligation by one of the Group’s related party. In addition, as at December 31, 2017, the warranty periods for the Group’s product portfolio had expired.

21. Construction contracts
The aggregate amount of costs incurred plus recognized profits less recognized losses less progress billings to date for the Group, included in the gross amount due from/to customers for contract work, recorded within “ Trade and other receivables”, at December 31, 2017 is HK$ nil (2016: HK$ 18,038,000).

22. Capital, reserves and dividends

(a)    Issued share capital

					2015
	2017		2016		Unaudited
	No. of shares	HK$’000	No. of shares	HK$’000	No. of shares	HK$’000

Ordinary shares, issued and fully paid
At December, 31	300,000,000	310,075	300,000,000	310,075	300,000,000	310,075

In accordance with section 135 of the Hong Kong Companies Ordinance, the ordinary shares of the Company do not have a par value.

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual assets.

(b)    Translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of the subsidiary domiciled in the PRC. The reserve is dealt with in accordance with the accounting policies set out in notes 3(p).
(c)    Other reserve
Other reserve represents the remeasurement of the Group’s defined benefit post employment schemes in accordance with the relevant accounting policies, net of deferred tax.
(d) Retained earnings
The Group’s subsidiary in PRC, Huawei Marine Networks Co., Ltd., recognises a PRC statutory reserve, which is non-distributable and the transfer to this reserve is determined by the board of directors in accordance with the relevant laws and regulations of the PRC. In the Group’s consolidated financial statements, the PRC statutory reserve is included in the Group’s retained earnings.
(e)    Capital management
The Group’s primary objectives when managing capital are to safeguard the Group’s ability to continue as a going concern, so that it can continue to provide returns for equity shareholders, by pricing products and services commensurately with the level of risk and by securing access to finance at a reasonable cost. As the Group is a joint venture of Huawei Tech Investment Co., Limited (“HTIL”) and Global Marine Systems Limited, the Group’s sources of additional capital and policies for distribution of excess capital may also be affected by the joint controlling parties’ capital management objectives.
The Group defines “capital” as including all components of equity.
The Group’s capital structure is regularly reviewed and managed with due regard to the capital management practices of HTIL and Global Marine Systems Limited.
There has been no change in the Group’s capital management practices as compared to the prior year. The Group is not subject to externally imposed capital requirements.

23. Financial instruments - risk management and fair values

(a)    Classification of financial instruments

The Group classified its financial instruments in accordance with the policy set out in note 3(j). Details are as below:

	December 31, 2017
	Loans and receivables measured at amortized cost	Other financial liabilities measured at amortized cost	Availablefor-sale financial assets stated at fair value	Total
	HK$’000	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	239,844	—	—	239,844
Available-for-sale financial assets	—	—	327,366	327,366
Trade and other receivables	1,097,762	—	—	1,097,762
Trade and other payables	—	(936,681)	—	(936,681)

	December 31, 2016
	Loans and receivables measured at amortized cost	Other financial liabilities measured at amortized cost	Total
	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	370,620	—	370,620
Trade and other receivables	698,969	—	698,969
Trade and other payables	—	(666,597)	(666,597)

(b) Financial risk management

Exposure to credit, liquidity, and currency risk arises in the normal course of the Group’s business. The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

(i)    Credit risk

The Group’s credit risk is primarily attributable to cash and cash equivalents, available-for-sale financial assets and trade and other receivables. Management manages this risk as follows:
The majority of the Group’s cash and cash equivalents are deposited with banks or financial institutions, which are with high credit-ratings assigned by international credit-rating agencies.
For investments in investment funds and debt securities, the Group reduces the credit risk by investing primarily in investment-grade assets. All ratings are monitored on a regular basis in order to timely identify deterioration in the credit quality of these assets and minimize the potential risk of principal and interest loss.
In respect of trade and other receivables, the assessment of creditworthiness is regularly performed on all customers for the Group’s commercial transactions to access and monitor the risks arising from the customers’ ability or willingness to make full and timely payments. These evaluations focus on the customer’s past history of making prompt payments when due as well as current ability to pay and takes into account information specific to the customer, their market, as well as pertaining to the economic environment in which the customer operates.
The credit exposure and payment risk for trade receivables is agreed and reviewed periodically for each customer and each individual significant project. The Group has a department to monitor and control the collection of past due trade receivables. The Group will establish specific conditions and provisions for receivables due from customers with poor historic payment records. Future transactions with these customers are carefully analysed and approved by the senior management of the Group. If necessary, the Group would seek collateral or credit enhancement from customers in certain cases.
The Group provides extended payment terms to customers in certain limited situations. These extended payment terms are subject to satisfactory analysis of the associated credit risks and are approved by the senior management of the Group. For significant amounts and for long payment terms, financial and performance covenants are often contained in the terms to provide additional protection for the Group against credit deterioration of the customers. The credit risk exposure of these transactions is monitored on a regular basis and adequate provisions for impairment is made where the prospect of recovery deteriorates.
Further quantitative disclosures in respect of the Group’s exposure to credit risk arising from trade and other receivables are set out in notes 15.

(ii)    Liquidity risk
The Group has established a treasury management system for cash flow planning, budgeting, and forecasting to regularly monitor current and expected liquidity requirements, to ensure that it maintains sufficient reserves of cash and readily realisable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term. A financial risk control center and a liquidity risk monitoring team are in place to help with the Group’s cash and liquidity management.
The contractual maturities at the reporting period of the Group’s financial liabilities are on demand or within one year.
As at 31 December 2017, cash and cash equivalents and available-for-sales financial assets amounted to HKD567,210,000 (2016: HKD370,620,000). Adequate funds and a stable cash flow from operating activities enabled the Group to mitigate its liquidity risk, thus ensuring financial stability for the Group.

(iii)    Currency risk

The Company’s functional currency is Hong Kong dollars. The Group is exposed to currency risk primarily through sales and purchases giving rise to receivables, payables and cash balances that are denominated in other currencies, being primarily United States dollars (USD), EURO (EUR) and British Pound (GBP).
As the Hong Kong dollar (HK$) is pegged to the United States dollars (US$), the Group considers the risk of movements in exchange rates between the HK$ and the US$ to be insignificant. In respect of balances denominated in EUR and GBP, the Group ensures that the net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates where necessary to address short-term imbalances.
The Group has established a currency exposure management system and mitigated currency risk by adopting various foreign exchange measures including:

•	matching currencies between procurements and sales transactions;

•	balancing cash inflows and outflows of foreign currencies;

•	selecting appropriate financial measures which are in line with the Group’s risk management strategies; and

•	monitoring foreign currencies with heightened remittance risk.

(1)    Exposure to currency risk

The following table details the Group’s exposure at the end of the reporting period to currency risk arising from recognized assets or liabilities denominated in a currency other than the functional currency of Hong Kong dollars. For presentation purposes, the amounts of the exposure are expressed in Hong Kong dollars, translated using the spot rate at the year end. Differences resulting from the translation of the financial statements of foreign operation into the Group’s presentation currency are excluded.

	2017		2016
	GBP	EUR	GBP	EUR
	HK$’000	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	—	2,650	—	48,063
Trade and other receivables	3,306	305,750	1,278	98,567
Trade and other payables	(13,203)	(162,998)	(15,510)	(66,742)
Net exposure to currency risk	(9,897)	145,402	(14,232)	79,888

(2) Sensitivity analysis

The following table indicates the instantaneous change in the Group’s profit after tax and retained earnings that would arise if foreign exchange rates to which the Group has significant exposure at the end of the reporting period had changed at that date, assuming all other risk variables remained constant. In this respect, it is assumed that the pegged rate between the HKD and the USD would not be affected by any changes in movement in value of the USD against other currencies.

	2017		2016

	Increase/ (decrease) in foreign exchange rates	Increase/ (decrease) on profit after tax and retained earnings	Increase/ (decrease) in foreign exchange rates	Increase/ (decrease) on profit after tax and retained earnings
		HK$’000		HK$’000
GPB	5%	(413)	5%	(594)
	(5%)	413	(5)%	594

EUR	5%	6,071	5%	3,335
	(5%)	(6,071)	(5)%	(3,335)

The sensitivity analysis assumes that the change in foreign exchange rates had been applied to remeasure those financial instruments which expose the Group to foreign currency risk at the end of the reporting period. The analysis excludes differences that would result from the translation of financial statements of foreign operations into the Group’s presentation currency. The analysis is performed on the same basis for 2016.

(c)    Fair value measurement

(i)Financial assets and liabilities measured at fair value
At December 31, 2017, the Group held available-for-sale financial assets that were measured at fair value.
The Group has established a control framework with respect to the measurement of fair values. This includes internal valuation experts that have responsibility for overseeing significant fair value measurement of their business, and report to the Group’s senior management.
The valuation experts regularly review significant unobservable inputs and valuation adjustments. If third party information is used to measure fair values, then the valuation experts assess the evidence obtained from the third parties to support that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuation should be classified.
Significant valuation issues are reported to the Group’s senior management.
The following table presents the carrying value of the Group’s financial instruments measured at fair value at the end of the reporting period on a recurring basis, categorised into the three-level fair value hierarchy as defined in IFRS 13, Fair value measurement. The level into which a fair value measurement is classified is determined with reference to the observability and significance of the inputs used in the valuation technique as follows:

•	Level 1 valuations: Fair value measured using only Level 1 inputs i.e. unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date;

•
Level 2 valuations: Fair value measured using Level 2 inputs i.e. observable inputs which fail to meet Level 1, and not using significant unobservable inputs. Unobservable inputs are inputs for which market data are not available;

•	Level 3 valuations: Fair value measured using significant unobservable inputs.

	Fair value at 31 December	Fair value measurements as at 31 December 2017 categorised into
	2017	Level 1
	HKD’000	HKD’000
Recurring fair value measurements

Available-for-sale financial assets:
Money market funds	327,366	327,366

At 31 December 2017, there is no transfer between Level 1 and Level 2 assets.

(ii)Fair value of financial assets and liabilities carried at other than fair value
The carrying amounts of the Group’s financial instruments carried at cost or amortized cost are not materially different from their fair values as at December 31, 2016 and 2017.

24. Operating leases

(a)    As lessee

As at December 31, 2017, 2016, and 2015, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)
Within 1 year	4,991	8,442	3,095
After 1 year but within 5 years	11,810	13,652	4,038
	16,801	22,094	7,133

The Group is the lessee in respect of a number of office premises and staff apartments under operating leases. The leases typically run for an initial period of one to three years. None of the leases includes contingent rentals.

25. Related parties

(a)    Controlling parties

At December 31, 2017, the directors consider the company is jointly controlled by HTIL incorporated in Hong Kong and Global Marine Systems Limited incorporated in United Kingdom.

(b)    Directors and key management personnel’s remuneration

The remuneration of directors and key management personnel for the year ended December 31, 2017, 2016, and 2015 is set out below:

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)
Short-term employee benefits
- Directors	—	—	—
- Key management personnel	1,628	1,628	1,628
	1,628	1,628	1,628
Short-term employee benefits of the Group’s key management personnel mainly include salaries.

(c)    Relationship among related parties

Name of Related Parties	Relationship
Global Marine Systems Limited	Jointly controlling party
HTIL	Jointly controlling party
Huawei Technologies Co., Ltd.	Parent company of HTIL
Huawei Investment & Holding Co., Ltd.	Parent company of Huawei Technologies Co., Ltd.
Huawei Marine Networks Co., Ltd.	Subsidiary
Huawei Technologies Coöperatief U.A.	Subsidiary of Huawei Technologies Co., Ltd.
SHENZHEN SMARTCOM BUSINESS CO., LIMITED	Subsidiary of Huawei Investment & Holding Co., Ltd.
Beijing Smartcomtravel International Travel Service Co., Ltd.	Subsidiary of Shenzhen SMARTCOM BUSINESS CO., LIMITED
SMARTCOM (HONG KONG) CO., LIMITED	Subsidiary of Shenzhen SMARTCOM BUSINESS CO., LIMITED
Huawei Device Co., Ltd.	Subsidiary of Huawei Investment & Holding Co., Ltd.
Chengdu Huawei Technologies Co.,Ltd	Subsidiary of Huawei Investment & Holding Co., Ltd.

Shenzhen Huawei Agisson Electric Co., Limited	Subsidiary of Huawei Technologies Co., Ltd.
Shenzhen Huawei Training Institute Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
HiSilicon Technologies CO., LIMITED	Subsidiary of Huawei Technologies Co., Ltd.
Hisilicon Optoelectronics Co., Limited	Subsidiary of Huawei Technologies Co., Ltd.
HUAWEI TECHNICAL SERVICE CO., LTD	Subsidiary of Huawei Technologies Co., Ltd.
ShenZhen Huawei Technologies Software Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
Huawei Software Technologies Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
Beijing Huawei Digital Technologies Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
HUAWEI TECHNOLOGIES (COTE D'IVOIRE) S.A.U	Subsidiary of Huawei Technologies Co., Ltd.
Shenzhen Huawei Technical Service Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
HUAWEI TELECOMMUNICATION TECHNOLOGIES NAMIBIA (PROPRIETARY) LIMITED	Subsidiary of HTIL
Huawei Tech. Investment Saudi Arabia Co. Ltd.	Subsidiary of HTIL
Huawei Technologies Phils. Inc.	Subsidiary of Huawei Technologies Coöperatief U.A.
Futurewei Technologies, Inc.	Subsidiary of Huawei Technologies Coöperatief U.A.
PT. Huawei Tech Investment	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei International Pte. Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Tech. Investment (Oman) LLC	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (T & T) Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Japan K.K.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Tech. Portugal - Tecnologias de Informacao, Lda.	Subsidiary of Huawei Technologies Coöperatief U.A.
[Russia] Huawei Technologies Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES COMPANY (NIGERIA) LIMITED	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies USA Inc.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Bangladesh) Limited	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Thailand) Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei International Co. Limited	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Sweden AB	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES (GHANA) S.A. LIMITED	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (RC) S.A.U.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (R.D.C.)S.A.R.L.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Lanka Company (Private) Limited	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Italia S.R.L.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Togo) S.A.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (UK) Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES GUINEA ECUATORIAL SUCURSAL	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Espana S.L.	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES SOUTH AFRICA (PROPRIETARY) LIMITED	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES, LIMITADA	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Malaysia) Sdn. Bhd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Cambodia) Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Denmark) ApS	Huawei Technologies Coöperatief U.A.
Huawei Technologies (Lebanon) S.A.R.L	Huawei Technologies Coöperatief U.A.
Huawei Technologies De Mexico, S.A. De C.V.	Subsidiary of Huawei Technologies Coöperatief U.A.
Shenzhen Smartcom lnternational Travel Service Co., Limited	Subsidiary of Huawei Investment & Holding Co., Ltd.
Huawei Technologies Italia S.R.L.	Subsidiary of Huawei Technologies Coöperatief U.A.

(d)    Transaction with other related parties

During the year, the Group entered into the following material related party transactions:

	2017	2016	2015
	HK$’000	HK$’000	HK$’000
			(Unaudited)
Sales to related parties	1,493,997	930,297	1,082,606
Purchases from related parties	409,045	540,566	568,060
Defined benefit obligation transferred to the related parties	248	339	619
Defined benefit obligation transferred from related parties	11	—	470

The outstanding balances arising from above transactions of the Group at the end of the reporting period are as following:

	Note	2017	2016
		HK$’000	HK$’000

Amounts due from related parties	(i)	776,180	530,780
Amounts due to related parties	(i)	460,585	272,791

Notes:

(i) The outstanding balances with these related parties are unsecured, interest free and have no fixed repayment term or are repayable on demand. The amounts due from related parties are included in “Trade and others receivables” (see note 15), and the amounts due to related parties are included in “Trade and other payables” (see note 18). No allowance for doubtful debts has been made in respect of the amounts due from related parties.

26. Subsidiary

Name of subsidiary	Place of incorporation and business	Proportion of ownership interest			Principal activities
		2017	2016	2015

Huawei Marine Networks Co., Ltd.	PRC	100%	100%	100%	Research and development, trade of and installation of submarine network equipment and software, and provision of related service

27. Possible impact of amendments, new standards and interpretations issued but not yet effective for the year ended December 31, 2017

The IASB has issued a number of new standards and amendments which will affect the financial statements in subsequent accounting periods. Those most relevant to the Group are set out below.

Effective for accounting periods beginning on or after
IFRS 15, Revenue from contracts with customers	January 1, 2018
IFRS 9, Financial instruments	January 1, 2018
IFRIC 22, Foreign Currency Transactions	January 1, 2018
IFRS 16, Leases	January 1, 2019

The main changes and expected impacts are:

•	IFRS 15 - Revenue from Contracts with Customers

IFRS 15 establishes a comprehensive framework for recognising revenue from contracts with customers. IFRS 15 will replace the existing revenue standards, IAS 18, Revenue, which covers revenue arising from sale of goods and rendering of services, and IAS 11, Construction contracts, which specifies the accounting for revenue from construction contracts..
IFRS 15 requires revenue to be recognised when, or as, control of each distinct promised good or service (known as a performance obligation (PO)) is transferred to the customer. Revenue is measured in accordance with IFRS 15 at the amount of the consideration that the Group expects to be entitled for the goods and services transferred. This contrasts with the current policy that revenue is recognised when the significant risks and rewards of ownership of the good or service have been transferred to the customer, and measured at the fair value of the consideration received or receivable.
Based on the assessment undertaken to date, the primary impacts on the Group’s consolidated financial statements are analysed as follows:

(i)	Timing of revenue recognition

•The Group’s revenue recognition policies are disclosed in note 3(o). Currently, revenue arising from the provision of services and construction contracts is recognised over time, whereas revenue from the sales of goods is generally recognised when the risks and reward of ownership have passed to the customers.

The Group has assessed that the new revenue standard is not likely to have significant impact on how it recognises revenue from construction contracts and provision of service. For the sales of goods, currently the Group recognises revenue upon acceptance by the customers, which is taken to be the point in time when the risks and rewards of ownership of the goods are transferred to the customers. Under IFRS 15, revenue from sales of goods will be recognised upon delivery of goods, which is the point in time when the control of the goods is transferred to the customers. This may result in revenue being recognised earlier than at present.

(ii)	Performance Obligations

A performance obligation (PO) is generally a distinct promise to deliver a good or service to a customer. At contract inception, the Group assesses the nature of goods and services which are promised in a contract and identifies the performance obligations.

The Group generally provides standard warranty commitments for the sales of its products. Currently the Group recognizes revenue in accordance with the policy disclosed in note 3(o) and recognizes a provision for warranties as disclosed in note 20(b) simultaneously.

The Group has determined that the warranties offered are generally a service in nature which give rise to a separate PO and therefore to be allocated a portion of revenue with the adoption of IFRS 15.

(iii)	Allocation of consideration

IFRS 15 requires that the transaction price of a contract with a customer should be allocated to each PO in proportion to its stand-alone selling price. Currently the Group allocates the fair value of the consideration received or receivable to the components of a contract on a relative fair value basis. The Group does not expect a material change to the allocation methodology with the implementation of IFRS 15.

(vi)	Transition

The Group will adopt IFRS 15 using the cumulative effect method, with the effect of initially applying this standard recognised in equity at 1 January 2018. As a result, the Group will not apply the requirements of IFRS 15 to the comparative period presented. This adjustment will be presented in full within the 2018 financial statements.

•	IFRS 9 - Financial Instruments

IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement. It contains new requirements on the classification and measurement (including the impairment) of financial assets, as described below.

(i)	Classification and measurement

IFRS 9 requires that financial assets are classified and measured depending on their contractual terms and how the assets are managed to realise cash (the business model).

Assets whose contractual terms solely give rise to payments of principal and interest which are held in a business model which is principally to hold them to collect the contractual cash flows will be measured at amortised cost.
Assets whose contractual terms solely give rise to payments of principal and interest held in a mixed business model which is to hold some to collect the contractual cash flows but to sell others will be held at fair value, with gains and losses on re-measurement included in other comprehensive income.

All other financial assets will be held at fair value with gains and losses on re-measurement included in profit or loss, with the exception of strategic investments in equity where gains and losses will be included in other comprehensive income if the Group chooses to make that designation.

(ii)	Impairment

IFRS 9 requires the recognition of impairment on debt assets held at amortised cost or fair value through other comprehensive income on the basis of expected losses, which is the shortfall between the contractual cash flows and those expected to be received at the financial reporting date based on either a 12 month probability of default or a lifetime probability of default. Objective evidence of a loss incurred in the period which was required by IAS 39 is no longer a precondition for recording a credit loss under IFRS 9.

(i)	Financial impacts

The Group has determined that most accounts receivable and cash and cash equivalents will continue to be carried at amortised cost. Some may be held at fair value through other comprehensive income, where they are held in portfolios with significant levels of debt factoring.

The recognition of impairment on an expected loss rather than an incurred loss basis is likely to increase the general level of impairment and to lead to earlier recognition of impairment. The Group has determined that it will recognise lifetime expected losses on its trade receivables as well as its contract assets and lease receivables.

The Group’s available-for-sale financial assets represent money market funds that do not give rise to payments of principal and interest. Hence, upon adoption of IFRS 9, they will be accounted for at fair value with gains and losses on re-measurement included in profit or loss.

The adoption of IFRS 9 will not have any material impact on the Group’s accounting for financial liabilities.

(iv)	Transition

The Group will use the modified retrospective approach to transition and not present restated comparative information for prior periods. Adjustments to the carrying amounts of financial assets arising from the adoption of IFRS 9 will be recognised in retained earnings and reserves as at 1 January 2018.

•	IFRIC 22 - Foreign currency transactions and advance consideration

IFRIC 22 clarifies that non-monetary foreign currency consideration received in advance is not re-measured to the rate ruling on the date that revenue is recognised. The Group will adopt this requirement prospectively from 1 January 2018, which will affect the Group’s revenue measurements in countries where prepayments are taken in the normal course of business.

•	IFRS 16 - Leases

IFRS 16 introduces a single, on-balance sheet lease accounting model for lessees. A lessee recognises a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are recognition exemptions for short-term leases and leases of low-value items.
IFRS 16 will affect how the Group accounts for leasing transactions as lessee. The main change is that the Group will recognise an asset in respect of the right to use assets held under operating leases, and a liability for its obligations to make payments under such leases. In addition, the nature of expenses related to those leases will now change as IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for right-of-use assets and interest expense on lease liabilities